                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT.


CMC Inmuebles, S.A. de C.V., a Mexico Corporation

CMC Industrias Hermosillo, S.A. de C.V., a Mexico Corporation

Servicos y Administracion de Sonora, S.A. de C.V., a Mexico Corporation

CMC Industries, Inc. Taiwan Branch (U.S.A.), a Taiwan Corporation